Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Second Quarter and First Half of Fiscal 2012

ASHEVILLE, N.C.--(BUSINESS WIRE)--April 30, 2012--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported its results for the three and six months ended March 24, 2012. Second quarter net sales rose $11.3 million to $881.7 million and net income totaled $6.5 million, compared with net income of $7.7 million for the prior year’s second quarter. For the first six months of fiscal 2012, net sales rose $56.8 million to $1.80 billion and net income increased 11.3% to $17.1 million, compared with the first six months of fiscal 2011.

Robert P. Ingle II, chief executive officer, stated, “We are pleased with our sales growth in the second quarter especially since last year’s second quarter included a lot of inclement weather that resulted in higher sales for the prior year. Our grocery margins were stable compared with last year; however, our profitability was affected by lower gasoline margins compared with last year.

“We remain committed to providing value to our customers by investing in improvements to our store base and our distribution system. Our new distribution center is scheduled to open next quarter, providing more long term benefits to our Company,” continued Mr. Ingle.

Second Quarter Results

Net sales increased by $11.3 million to $881.7 million for the three months ended March 24, 2012, from $870.4 million for the three months ended March 26, 2011. The growth in sales benefited from higher gasoline prices and more customer transactions compared with the second quarter of last year, and was offset partially by more favorable weather in 2012 than the prior year. Second quarter 2011 included a large number of snow days that resulted in customers spending more time at home for meals, including children on snow days who are eating at home rather than at school. Excluding gasoline, grocery segment comparable store sales were essentially flat (decreased 0.1%) compared with the second quarter of the prior fiscal year. The number of customer transactions (excluding gasoline) increased 0.7%, while the comparable average transaction size decreased 0.8% compared with the same quarter last year. Ingles operated 203 stores at March 24, 2012, and at March 26, 2011.

Gross profit for the March 2012 quarter decreased 1.1% to $192.4 million, compared with $194.6 million for the second quarter of last fiscal year. Gross profit, as a percentage of sales, was 21.8% for the March 2012 quarter compared with 22.4% for the March 2011 quarter. Gross profit contributed by gasoline sales was lower due to a spike in gasoline prices compared with the second quarter of last year. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was level at 25.9% for the three months ended March 24, 2012, compared with 26.0% for the same quarter of last fiscal year.

Operating and administrative expenses for the March 2012 quarter totaled $169.1 million, an increase of $0.5 million, or 0.3% over the March 2011 quarter. Excluding gasoline sales and associated operating expenses (primarily payroll), operating and administrative expenses as a percentage of sales were 22.4% for both the three months ended March 24, 2012 and the three months ended March 26, 2011.

Interest expense decreased $0.8 million for the three-month period ended March 24, 2012, to $14.9 million from $15.7 million for the three-month period ended March 26, 2011. The decrease in interest expense is attributable to lower interest rates and to capitalized interest. Total debt at March 24, 2012, was $833.5 million compared with $875.6 million at March 26, 2011. The Company currently has lines of credit totaling $175.0 million with none borrowed at March 24, 2012. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Net income totaled $6.5 million for the three-month period ended March 24, 2012, compared with $7.7 million for the three-month period ended March 26, 2011. Net income, as a percentage of sales, was 0.8% for the quarter ended March 24, 2012, compared with 0.9% for the quarter ended March 26, 2011. Basic and diluted earnings per share for Class A Common Stock were $0.28 and $0.27 for the quarter ended March 24, 2012, compared to $0.33 and $0.32, respectively, for the quarter ended March 26, 2011. Basic and diluted earnings per share for Class B Common Stock were each $0.26 for the quarter ended March 24, 2012, compared to $0.30 of basic and diluted earnings per share for the quarter ended March 26, 2011.

First Half Results

Net sales increased $56.8 million to $1.80 billion for the six months ended March 24, 2012, from $1.74 billion for the six months ended March 26, 2011. Excluding gasoline, where retail prices were significantly higher than the March 2011 six month period, grocery segment comparable store sales increased 1.6%. The number of customer transactions (excluding gasoline) increased 1.4%, while the comparable average transaction size increased 0.3% compared with the March 2011 six-month period.

Gross profit for the six months ended March 24, 2012, increased 1.6%, to $394.2 million, an increase of $6.1 million compared with the first six months of last fiscal year. Gross profit, as a percentage of sales, was 21.9% for the March 2012 six-month period compared with 22.3% for the March 2011 six-month period. Gross profit dollars increased due to the higher sales volume and inflationary effects on certain products. Excluding gasoline sales, grocery segment gross profit as a percentage of sales rose to 25.7% for the six months ended March 24, 2012, compared with 25.6% for the same period of last fiscal year.

Operating and administrative expenses increased $5.1 million, or 1.6%, to $340.9 million for the six months ended March 24, 2012, from $335.8 million for the six months ended March 26, 2011. As a percentage of sales (and excluding gasoline), operating and administrative expenses were 22.0% for the six-month period ended March 24, 2012, compared with 22.1% for the six-month period ended March 26, 2011. Operating expense increases were driven by store development activities, including higher personnel cost, repairs, and depreciation.

Interest expense totaled $30.0 million for the six-month period ended March 24, 2012, compared with $31.6 million for the six-month period ended March 26, 2011. Principal debt payments totaled $24.9 million during the March 2012 six-month period.

Net income totaled $17.1 million for the six-month period ended March 24, 2012, compared with $15.4 million for the six-month period ended March 26, 2011. Net income, as a percentage of sales, was 1.0% for the six months ended March 24, 2012, and 0.9% for the six months ended March 26, 2011. Basic and diluted earnings per share for Class A Common Stock were $0.73 and $0.70 for the six months ended March 24, 2012, compared to $0.66 and $0.63, respectively, for the six months ended March 26, 2011. Basic and diluted earnings per share for Class B Common Stock were each $0.67 for the six months ended March 24, 2012, compared to $0.60 of basic and diluted earnings per share for the six months ended March 26, 2011.

Capital expenditures for the March 2012 six-month period totaled $103.5 million, compared with $42.9 million for the March 2011 six-month period. The increase is attributable to the construction of the new distribution center that will open later this fiscal year. Capital expenditures for the entire fiscal year are expected to be approximately $160 million, including expenditures for the new distribution facility, store improvements and for stores to open in fiscal 2013.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2011 Form 10-K and 2012 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 71 neighborhood shopping centers, all but 13 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 24,	March 26,	March 24,	March 26,
	2012	2011	2012	2011

Net sales	$881,668	$870,371	$1,799,905	$1,743,124
Gross profit	192,435	194,636	394,164	388,117
Operating and administrative expenses	169,113	168,569	340,922	335,824
Rental income, net	368	553	796	868
Gain (loss) from sale or disposal of assets	151	9	166	21
Income from operations	23,841	26,630	54,204	53,181
Other income, net	802	1,076	1,805	2,201
Interest expense	14,945	15,713	29,954	31,568
Income taxes	3,186	4,271	8,946	8,440
Net income	$6,512	$7,722	$17,109	$15,374

Basic earnings per common share – Class A	$0.28	$0.33	$0.73	$0.66
Diluted earnings per common share – Class A	$0.27	$0.32	$0.70	$0.63
Basic earnings per common share – Class B	$0.26	$0.30	$0.67	$0.60
Diluted earnings per common share – Class B	$0.26	$0.30	$0.67	$0.60

Additional selected information:
Depreciation and amortization expense	$21,927	$21,367	$44,049	$42,314
Rent expense	$3,726	$3,674	$7,110	$7,542

Condensed Consolidated Balance Sheets (Unaudited)

	March 24,	September 24,
	2012	2011
ASSETS
Cash and cash equivalents	$3,889	$12,421
Receivables-net	56,137	56,841
Inventories	301,981	303,166
Other current assets	21,236	16,936
Property and equipment-net	1,175,001	1,133,204
Restricted investments	23,242	75,731
Other assets	19,843	20,051
TOTAL ASSETS	$1,601,329	$1,618,350

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$30,113	$34,376
Accounts payable, accrued expenses and current portion of other long-term liabilities	250,872	256,120
Deferred income taxes	68,805	67,939
Long-term debt	803,364	820,744
Other long-term liabilities	9,431	7,225
Total Liabilities	1,162,585	1,186,404
Stockholders' equity	438,744	431,946
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,601,329	$1,618,350

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer